Exhibit 10.32

[Date]

[Director Name

Street Address

City, State Zip]

Dear [Director Name],

As previously discussed, attached hereto as Annex A is a summary of the terms (the “Term Sheet”) in connection with your service as a director of Athene Holding Ltd. and/or certain of its subsidiaries (each, a “Company”, and collectively, the “Companies”). This letter memorializes the agreement of each Company which has signed this letter below, or which has joined by signing a copy of this letter at a later date, that this letter and the Term Sheet constitute a binding commitment (which is several and not joint) of each such Company. If you are in agreement with the foregoing, please so indicate by signing this letter where indicated below.

Very truly yours,

ATHENE HOLDING LTD.

By:
Name:
Title:

Chesney House | 96 Pitts Bay Road | Pembroke HM 08 |Bermuda

PO Box HM 1386 | Hamilton HM FX |Bermuda

Tel: +1 (441) 279 8400 | Fax: +1 (441) 279 8401

Agreed to and accepted to:

[Director Name]

Dated:

2

Annex A

Summary of Terms for Directorship Services

Parties:	Each of the entities which has signed the letter to which this Annex A is attached or which has joined by signing a copy of such letter at a later date (each, a “Company”, and collectively, the “Companies”), and [Director Name] (“Director”) of [Director Address].

Interpretation:	For purposes of this Annex A (this “Agreement”), “Subsidiary” shall mean all direct and indirect subsidiaries of the relevant Company.

For purposes of this Annex A, “affiliate” of any Company shall include all Subsidiaries of such Company and Athene Asset Management, L.P.

For purposes of this Annex A, “applicable law” shall mean, with respect to any Company, the laws of the jurisdiction of formation of such Company.

Term:	Director shall hold office for such term as the shareholder(s) of the relevant Company may determine or, in the absence of such determination, in such manner as is consistent with this Agreement, applicable law, any applicable shareholders agreement, bye-laws or other definitive governing document of such Company (in each case, as may be amended, restated or otherwise modified from time to time). Director may be removed from office and Directors’ office as a director shall be vacated in such manner as is consistent with this Agreement, applicable law, any applicable shareholders agreement, bye-laws or other definitive governing document of such Company (in each case, as may be amended, restated or otherwise modified from time to time).

Further, Director agrees to resign his office as a director of any Company (a) if, by virtue of holding the office of director, Director causes such Company or any affiliate of such Company to be subject to an adverse tax consequence, (b) in the event that he shall be convicted of a felony, or (c) in the event that a determination shall be made by such Company, or any affiliate thereof, as the case may be, that the continued appointment of Director may result in adverse regulatory or legal consequences to, or would be adverse to the reputation of, such Company or its affiliates.

Fees and Expenses:	Each of the Companies agrees to pay Director the fees and expenses in U.S. Dollars set forth opposite that Company on Schedule I (as modified from time to time). It is understood and agreed that all fees and expenses to be paid to Director hereunder will be paid (i) by AHL, which may be reimbursed by the relevant Company through separate shared service arrangements or (ii) if not reimbursed by the relevant Company through such arrangements, directly by the relevant Company.

No additional or separate compensation will be paid to Director for:

(i) attendance at shareholder meetings of any Company or its Subsidiaries; or

(ii) any other service reasonably attendant to the services described in this Annex A.

Each Company shall pay or reimburse Director for all documented out-of pocket-expenses reasonably incurred by Director in connection with the performance of his duties or obligations as a Director or committee member of such Company, including, but not limited to travel, lodging and transportation expenses incurred in connection with attendance at meetings, with such reimbursements in accordance with the policies of the Company in effect from time to time.

All incremental fees payable as a result of the retroactive application of the letter to the Effective Date will be paid in connection with the first regularly scheduled payment to the Director immediately following the date of the letter. The Director will not be required to reimburse the Company for any cash deficiency arising from or relating to the retroactive application of the letter to the Effective Date.

Duties, Time Commitment:	Director shall use reasonable best efforts to attend all board, committee, and if requested, shareholder meetings of any entity on which he serves as a director or committee member.

Director’s duties associated with serving as a member of any committee of any board of which Director shall be a member will be as set forth in the relevant committee charter and will include attendance at such committee’s meetings.

During the continuance of Director’s appointment, Director will be expected to:

(i)	faithfully, efficiently, competently and diligently perform his duties and exercise such powers as are appropriate to his role as a director;

(ii)	promptly declare, so far as he is aware, the nature of any interest, whether direct or indirect, in any contract or proposed contract entered into or to be entered into between Director and the Company, and/or any affiliate of the Company;

(iii)	take into consideration any potential conflicts of interest when accepting appointment to other boards;

(iv)	comply with all reasonable requests, instructions and regulations made or given by any board of which he is a member (or by any duly authorized committee thereof), and give to each board or committee such explanations, information and assistance as they may reasonably require;

(v)	act in the best interests of the Company and its Subsidiaries; and

(vi)	use commercially reasonable efforts to promote and extend the interests and reputation of the Company and its Subsidiaries, including assisting their respective boards in relation to public and corporate affairs and bringing to bear for the benefit of the relevant board, Director’s particular knowledge and experience.

It is hereby understood and agreed that Director is to be classified as an independent director at the time of his appointment. Director shall promptly inform any board of any circumstances that would likely affect such independent status.

Director shall inform each board on which he serves as a member, within 10 business days, of any (direct or indirect) personal interests, whether now existing or hereafter arising, which may conflict with Director’s duties to the Company and/or its affiliates, or with any of their respective businesses. Director undertakes that during the term of his appointment as a Director of the Company, he will promptly disclose in writing any new directorship or appointment, any conflict of interest or any situation that may reasonably be expected to result in an appearance of a conflict of interest, including any business relationship or interest in a business entity which is likely to compete with the Company, and any contract between Director (on the one hand) and the Company and/or affiliates of the Company (on the other hand).

Fiduciary Obligations:	Director acknowledges and understands that the structure, practices and committees of their respective boards, including matters relating to the size, independence and composition of their boards, the election and removal of directors, requirements relating to board action, the powers delegated to board committees and the appointment of executive officers, are governed by applicable law and the shareholders agreements, bye-laws or other definitive governing document of the applicable entity (in each case, as may be amended, restated or otherwise modified from time to time).

Director hereby acknowledges that he has been provided a copy of the Operating Guidelines applicable to AHL and its affiliates (the “Operating Guidelines”) and agrees at all times to comply with the same (as such may be amended or modified from time to time) in connection with all services to be performed as a Director and committee member.

Confidential Information:	Director agrees that both during and after his time as a director of any Company, Director will not use for his own, or for another’s benefit, or disclose or permit the disclosure of any confidential information relating to such Company, or its affiliates, including, without limitation, any information about any board deliberations or any other information with respect to Athene Asset Management, L.P.

The restriction shall cease to apply to any confidential information which may (other than by reason of Director’s breach of Director’s obligations) become available to the public generally or which is required to be disclosed by a subpoena or other legally compelling procedure.

Director also agrees during his appointment that he will not, other than for the benefit of such Company or its affiliates, and in connection with his service as a director, make any notes, memoranda, electronic records, tape records, films, photographs, plans, drawings or any form of record relating to any matter within the scope of the business or concerning the dealings or affairs of such Company or its affiliates, and will promptly return any such items at any time upon request.

Insurance:	Each Company is a beneficiary under an insurance policy under which the directors and officers of such Company and its affiliates are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under the policy in their respective capacities as directors or officers, including certain liabilities under securities laws.

Several Obligations of the Companies	Each Company shall be liable severally (and not jointly) for its obligations to Director hereunder and no Company shall be responsible for any obligation of any other Company hereunder.

Miscellaneous:	This letter does not create any relationship of employee and employer between Director, on the one hand, and any Company and/or its affiliates, on the other hand.

Governing Law and Jurisdiction:	This appointment and the terms hereunder are governed under the laws of the jurisdiction of formation of the relevant Company. The courts in such jurisdiction shall have non-exclusive jurisdiction to settle any dispute, and the parties to this Agreement hereby agree to submit to the non-exclusive jurisdiction of such courts.

Notices:	Any notice to be given under the terms of this letter shall, in the case of notice to any Company be deemed to be given if left at the address on Schedule I, or sent by facsimile transmission to the facsimile number on Schedule I (in each case, addressed to the Chairman) or in the case of notice to Director, if handed to him personally or left at, or sent by air courier or facsimile transmission to, his last-known address or facsimile number, as set forth in the relevant Company’s records. Any such notice shall be deemed to be given at the time of its delivery or dispatch by facsimile transmission.

Prior Agreements:	All prior agreements relating to the service of the Director as a director of the Companies are superseded and otherwise terminated in favor of this Agreement.

Schedule I

Company, address and facsimile	Jurisdiction of Formation	Compensation (pro-rata for any service over a period which is less than the full period set forth below)
Athene Holding Ltd.	Bermuda	$70,000 retainer per year, payable quarterly in cash in advance.

Chesney House, 96 Pitts Bay Road, P.O. Box HM 1386, Hamilton HM FX, Bermuda		$70,000 annual restricted stock grant, payable quarterly in advance.*

Fax: 441 279-8401

$2,500 per board meeting of the Company attended, payable in cash.

$10,000 annual fee (per committee) for serving as a member of any committee of the board of directors of the Company that the Director may be appointed to, payable quarterly in advance. Payment to be payable $5,000 in cash and $5,000 in restricted stock.*

$25,000 annual fee (per committee) for serving as a chairman of any committee of the board of directors of the Company that the Director may be appointed to, payable quarterly in advance. Payment to be payable $12,500 in cash and $12,500 in restricted stock.*

*  All restricted stock grants are subject to a three year vesting period and vest annually on a pro-rata basis.